                                                                   EXHIBIT 23.01

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 17, 1997 included in Crescent Real Estate Equities Company's Form 10-K for the year ended December 31, 1996, and of our reports dated February 14, 1997 on Trammell Crow Center, March 18, 1997 on Carter-Crowley Real Estate Portfolio, July 23, 1997 on Fountain Place, August 21, 1997 on Miami Center, August 22, 1997 on Houston Center, and October 15, 1997 on Bank One Center included in Crescent Real Estate Equities Company's Form 8-K and to all references to our Firm included in this Registration Statement.


                                            ARTHUR ANDERSEN LLP

Dallas, Texas

October 28, 1997